Exhibit 99.1

December 16, 2004

Company Press Release

Siboney Settles Claims in License Agreement Dispute

St. Louis—(Business Wire)—December 16, 2004—Siboney Corporation (OTC BB: SBON) today reported that it has settled a lawsuit filed in federal court in St. Louis by Merit Software, involving breach of contract and copyright infringement claims against Siboney and breach of contract claims against Merit. Under the settlement agreement, none of the parties admitted liability for any of the claims and agreed to terminate their software licensing agreement as of December 31, 2005. Furthermore, Siboney agreed to continue to pay royalties due under the licensing agreement through its termination and to pay to Merit $465,000 upon execution of the settlement agreement plus additional payments of $100,000 for each of the next two years. In respect of the settlement, Siboney has recorded a pre-tax charge to earnings of $615,000 in its income statement for the quarter ended September 30, 2004.

Ernest R. “Bodie” Marx, President of Siboney Learning Group, commented “Based upon our review of the claims, as well as the uncertainties and expenses of continuing the litigation, we believe that it is in Siboney’s best interest to resolve all of these matters now, without admitting any liability.”

Contact:
Bodie Marx, 314-909-1670 ext. 110

Any forward-looking statement is necessarily subject to significant uncertainties and risks. The words “believes”, “anticipates”, “intends”, “expects” and similar expressions are intended to identify forward-looking statements. Actual results could be materially different due to various factors, including the level of education funding provided by federal and state governments, regulatory developments, product development and pricing strategies undertaken by our competitors and our ability to attract and retain key personnel. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.